Exhibit 99.1

Eastern Virginia Bankshares, Inc. Releases Third Quarter 2015 Results

TAPPAHANNOCK, Va., Oct. 23, 2015 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company"), the one bank holding company of EVB (the "Bank"), reported today its results of operations for the three and nine months ended September 30, 2015.

Performance Summary

	Three Months Ended September 30,
(dollars in thousands, except per share data)	2015	2014
Net income (1)	$ 2,010	$ 1,282
Net income available to common shareholders (1)	$ 2,010	$ 742
Basic and diluted net income per common share	$ 0.11	$ 0.04
Return on average assets (annualized)	0.65%	0.28%
Return on average common shareholders' equity (annualized)	7.80%	3.12%
Net interest margin (tax equivalent basis) (2)	3.73%	3.70%

	Nine Months Ended September 30,
(dollars in thousands, except per share data)	2015	2014
Net income (1)	$ 5,126	$ 4,933
Net income available to common shareholders (1)	$ 4,740	$ 3,334
Basic and diluted net income per common share	$ 0.26	$ 0.19
Return on average assets (annualized)	0.53%	0.42%
Return on average common shareholders' equity (annualized)	6.25%	4.80%
Net interest margin (tax equivalent basis) (2)	3.89%	3.82%

(1) The difference between net income and net income available to common shareholders is the effective dividend to holders of the Company's Series A Preferred Stock.

(2) For more information on the calculation of net interest margin on a tax equivalent basis, see the average balance sheet and net interest margin analysis for the three and nine month periods ended September 30, 2015 and 2014 contained in this release.

The Company's results for the three and nine months ended September 30, 2015 were directly impacted by the acquisition and integration of Virginia Company Bank ("VCB"), which was effective November 14, 2014, including additional legal fees and integration costs of $224 thousand, and increased average loan and deposit balances during the first nine months of 2015 as compared to the same period in 2014. Additionally, during the second quarter of 2015, the Company completed a private placement of $20.0 million in senior subordinated debt. A portion of these proceeds were used to redeem both its outstanding warrants with the U.S. Department of Treasury ("Treasury") and the remaining $9.0 million of its Series A Preferred Stock related to the Troubled Asset Relief Program ("TARP") that was originally issued during January 2009.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented, "I am pleased with our Company's continued progress and results for the third quarter of 2015. In addition to our asset quality improvements, we have meaningfully increased net income available to common shareholders when compared to the same periods last year, as well as the second quarter of 2015. For the third quarter of 2015, we are reporting an increase in annualized return on average assets of 0.20% to 0.65% and an increase in annualized return on average common shareholders' equity of 2.51% to 7.80%, when compared to the second quarter of 2015. Much of our improvement continues to be driven through the successful execution of our previously disclosed strategic initiatives and our focused efforts on growth and profitability. I continue to be encouraged with the positive trends we saw during the third quarter related to loan growth, particularly in the Richmond and Tidewater markets. Despite improvements in our net interest margin for the three and nine months ended September 30, 2015 when compared to the same periods last year, our net interest margin declined during the third quarter of 2015 as compared to the second quarter of 2015. This decline was driven primarily by lower asset yields in the historically low rate environment which have been compounded by competitive pressures, lower accretion income on acquired VCB loans, and higher interest expense due to a full quarter impact related to the issuance of our senior subordinated debt in April 2015."

Shearin continued, "As a Company, we will continue to use our strategic and financial flexibility to focus our efforts on growth and profitability by driving operating efficiencies, containing noninterest expenses and identifying revenue enhancement opportunities. Throughout the fourth quarter of 2015 and forward, we plan to evaluate and implement strategies that we believe will improve our performance and profitability and will increase the value of our company. Given our healthy asset quality, strong balance sheet and improved financial performance, I am also pleased to announce that the Board of Directors declared another cash dividend of $0.02 per share of common stock and Series B Preferred Stock payable on November 20, 2015 to shareholders of record as of November 6, 2015."

For the three months ended September 30, 2015, the following were significant factors in the Company's reported results:

  Increase in net interest income of $1.5 million from the same period in 2014, principally due to a $1.8 million increase in interest and fees on loans driven primarily by loans acquired through the acquisition of VCB, partially offset by an increase in interest expense associated with the issuance of $20.0 million in senior subordinated debt during the second quarter of 2015;
  Net interest margin (tax equivalent basis) increased 3 basis points to 3.73% during the third quarter of 2015 as compared to 3.70% for the same period in 2014;
  Increase in salaries and employee benefits of $742 thousand from the same period in 2014, primarily due to increased staff levels and support positions associated with the addition of three branches through the acquisition of VCB;
  No provision for loan losses was recorded during the third quarter of 2015 or 2014.  Net charge-offs decreased to $349 thousand for the third quarter of 2015 from $477 thousand in the same period of 2014;
  Nonperforming assets decreased $1.7 million during the third quarter of 2015 as compared to the second quarter of 2015, primarily due to a $1.1 million decline in other real estate owned as a result of the liquidation of two large commercial properties and partially offset by an increase of $865 thousand in loans past due 90 days and accruing interest;
  Increase in collection, repossession and other real estate owned expense of $160 thousand from the same period in 2014 due to increased average carrying balances of and costs associated with other real estate owned and classified assets;
  Other operating expenses decreased $139 thousand during the third quarter of 2015 as compared to the same period in 2014.  This decline was primarily due to expenses and consultant fees that were incurred during the third quarter of 2014 in connection with the acquisition of VCB, and similar expenses were not incurred during the third quarter of 2015. These decreased costs were partially offset by increased costs associated with marketing and advertising initiatives and the outsourcing of the Bank's core information technology processing as compared to the same period in 2014; and
  Decrease in the effective dividend on preferred stock of $540 thousand from the same period in 2014.  This was due to the redemption of the Company's Series A Preferred Stock (10,000, 5,000 and 9,000 shares on October 15, 2014, January 15, 2015 and June 15, 2015, respectively).

For the nine months ended September 30, 2015, the following were significant factors in the Company's reported results:

  Increase in net interest income of $4.4 million from the same period in 2014, principally due to a $5.3 million increase in interest and fees on loans driven primarily by loans acquired through the acquisition of VCB, partially offset by a decrease in interest income on investment securities and an increase in interest expense associated with the issuance of $20.0 million in senior subordinated debt;
  Increase in net interest margin (tax equivalent basis) of 7 basis points to 3.89% for the nine months ended September 30, 2015 as compared to 3.82% for the nine months ended September 30, 2014;
  Increase in salaries and employee benefits of $2.5 million from the same period in 2014, primarily due to increased staff levels and support positions associated with the addition of three branches through the acquisition of VCB;
  Operating results were impacted by accounting adjustments which were recorded in relation to the VCB acquisition.  As a result, yields on acquired loans increased and were partially offset by amortization of the core deposit intangible and the fair value adjustment for time deposits.  The net accretion attributable to accounting adjustments related to the VCB acquisition was $423 thousand;
  No provision for loan losses was recorded during the nine months ended September 30, 2015 compared to $250 thousand for the same period in 2014.  Net charge-offs increased to $1.1 million for the nine months ended September 30, 2015 from $876 thousand in the same period of 2014;
  Nonperforming assets at September 30, 2015 decreased $3.8 million from September 30, 2014, primarily due to a $4.7 million decline in nonaccrual loans and partially offset by an increase of $1.1 million in loans past due 90 days and accruing interest;
  Increase in collection, repossession and other real estate owned expense of $219 thousand from the same period in 2014 due to increased average carrying balances of and costs associated with other real estate owned and classified assets;
  Expenses related to FDIC insurance premiums declined to $622 thousand as compared to $758 thousand for the same period in 2014.  The Company faced lower FDIC insurance assessment rates following termination of its memorandum of understanding with its federal and state banking regulators (the "MOU"), which was partially offset by higher average asset balances due to the VCB acquisition;
  Other operating expenses increased $1.4 million for the nine months ended September 30, 2015 as compared to the same period in 2014 and were primarily driven by increased costs associated with new marketing and advertising initiatives, outsourcing of the Bank's core information technology processing and consultant fees.  Consultant fees increased due to the Company's engagement of an independent consultant to conduct a comprehensive assessment of its operations.  The increase in these other operating expenses was partially offset by lower expenses related to the acquisition of VCB incurred during the first nine months of 2015 than were incurred during the first nine months of 2014; and
  Decrease in the effective dividend on preferred stock of $1.2 million from the same period in 2014.  This was due to the redemption of the Company's Series A Preferred Stock (10,000, 5,000 and 9,000 shares on October 15, 2014, January 15, 2015 and June 15, 2015, respectively).

Operations Analysis

The following tables present average balances of assets and liabilities, the average yields earned on such assets (on a tax equivalent basis) and rates paid on such liabilities, and the net interest margin for the three and nine months ended September 30, 2015 and 2014.

Average Balance Sheet and Net Interest Margin Analysis
(dollars in thousands)
	Three Months Ended September 30,
		2015			2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Assets:
Securities
Taxable	$ 222,800	$ 1,173	2.09%	$ 230,916	$ 1,185	2.04%
Restricted securities	8,535	114	5.30%	6,940	91	5.20%
Tax exempt (2)	35,907	360	3.98%	26,245	260	3.93%
Total securities	267,242	1,647	2.45%	264,101	1,536	2.31%
Interest bearing deposits in other banks	6,856	4	0.23%	7,997	5	0.25%
Federal funds sold	139	-	0.00%	139	-	0.00%
Loans, net of unearned income (3)	853,421	10,443	4.85%	696,130	8,623	4.91%
Total earning assets	1,127,658	12,094	4.25%	968,367	10,164	4.16%
Less allowance for loan losses	(12,113)			(14,445)
Total non-earning assets	114,418			97,769
Total assets	$ 1,229,963			$ 1,051,691

Liabilities & Shareholders' Equity:
Interest-bearing deposits
Checking	$ 295,441	$ 270	0.36%	$ 260,055	$ 238	0.36%
Savings	94,248	34	0.14%	90,405	30	0.13%
Money market savings	157,323	176	0.44%	112,668	112	0.39%
Time deposits	229,400	508	0.88%	218,943	615	1.11%
Total interest-bearing deposits	776,412	988	0.50%	682,071	995	0.58%
Federal funds purchased and repurchase
agreements	7,204	9	0.50%	3,393	5	0.58%
Short-term borrowings	103,970	56	0.21%	72,254	39	0.21%
Junior subordinated debt	10,310	83	3.19%	10,310	82	3.16%
Senior subordinated debt	19,107	348	7.23%	-	-	0.00%
Total interest-bearing liabilities	917,003	1,484	0.64%	768,028	1,121	0.58%
Noninterest-bearing liabilities
Demand deposits	181,303			140,088
Other liabilities	7,831			3,749
Total liabilities	1,106,137			911,865
Shareholders' equity	123,826			139,826
Total liabilities and shareholders' equity	$ 1,229,963			$ 1,051,691

Net interest income (2)		$ 10,610			$ 9,043

Interest rate spread (2)(4)			3.61%			3.58%
Interest expense as a percent of
average earning assets			0.52%			0.46%
Net interest margin (2)(5)			3.73%			3.70%

Notes:
(1) Yields are annualized and based on average daily balances.
(2) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%, with a
$110 adjustment for 2015 and a $80 adjustment in 2014.
(3) Nonaccrual loans have been included in the computations of average loan balances.
(4) Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.
(5) Net interest margin is the net interest income, calculated on a fully taxable basis, expressed as a percentage of average earning assets.

(dollars in thousands)
	Nine Months Ended September 30,
		2015			2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Assets:
Securities
Taxable	$ 219,440	$ 3,560	2.17%	$ 236,176	$ 4,030	2.28%
Restricted securities	7,843	318	5.42%	6,984	282	5.40%
Tax exempt (2)	37,629	1,120	3.98%	28,663	860	4.01%
Total securities	264,912	4,998	2.52%	271,823	5,172	2.54%
Interest bearing deposits in other banks	6,902	12	0.23%	6,863	13	0.25%
Federal funds sold	201	-	0.00%	135	-	0.00%
Loans, net of unearned income (3)	829,976	31,016	5.00%	686,643	25,735	5.01%
Total earning assets	1,101,991	36,026	4.37%	965,464	30,920	4.28%
Less allowance for loan losses	(12,512)			(14,708)
Total non-earning assets	113,830			98,549
Total assets	$ 1,203,309			$ 1,049,305

Liabilities & Shareholders' Equity:
Interest-bearing deposits
Checking	$ 288,802	$ 792	0.37%	$ 258,848	$ 699	0.36%
Savings	92,780	93	0.13%	89,976	90	0.13%
Money market savings	162,029	561	0.46%	115,205	353	0.41%
Time deposits	235,025	1,527	0.87%	222,782	1,818	1.09%
Total interest-bearing deposits	778,636	2,973	0.51%	686,811	2,960	0.58%
Federal funds purchased and repurchase
agreements	9,112	40	0.59%	3,405	15	0.59%
Short-term borrowings	86,389	135	0.21%	71,259	110	0.21%
Junior subordinated debt	10,310	244	3.16%	10,310	258	3.35%
Senior subordinated debt	11,450	612	7.15%	-	-	0.00%
Total interest-bearing liabilities	895,897	4,004	0.60%	771,785	3,343	0.58%
Noninterest-bearing liabilities
Demand deposits	171,703			134,774
Other liabilities	7,127			4,355
Total liabilities	1,074,727			910,914
Shareholders' equity	128,582			138,391
Total liabilities and shareholders' equity	$ 1,203,309			$ 1,049,305

Net interest income (2)		$ 32,022			$ 27,577

Interest rate spread (2)(4)			3.77%			3.70%
Interest expense as a percent of
average earning assets			0.49%			0.46%
Net interest margin (2)(5)			3.89%			3.82%

Notes:
(1) Yields are annualized and based on average daily balances.
(2) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%, with a
$342 adjustment for 2015 and a $263 adjustment in 2014.
(3) Nonaccrual loans have been included in the computations of average loan balances.
(4) Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.
(5) Net interest margin is the net interest income, calculated on a fully taxable basis, expressed as a percentage of average earning assets.

Interest Income and Expense

Net interest income and net interest margin

Net interest income in the third quarter of 2015 increased $1.5 million, or 17.1%, when compared to the third quarter of 2014. Net interest income for the nine months ended September 30, 2015 increased $4.4 million, or 16.0%, as compared to the first nine months of 2014. The Company's net interest margin increased to 3.73% and 3.89% for the three and nine months ended September 30, 2015, representing 3 and 7 basis point increases, respectively, over the Company's net interest margins for the three and nine months ended September 30, 2014. The Company's net interest margin decreased 20 basis points during the three months ended September 30, 2015 as compared to the three months ended June 30, 2015. This quarter-over-quarter decline was primarily driven by lower loan yields as a result of competitive pressures in the historically low rate environment, lower accretion of fair value adjustments related to the VCB acquisition and increased interest expense as a result of the private placement of $20.0 million of senior subordinated debt in April 2015. The most significant factors impacting net interest income during the three and nine month periods ended September 30, 2015 were as follows:

Positive Impacts:

  Average loan balances increased primarily due to the acquisition of VCB and the purchase of $16.8 million in loans between June 2015 and September 2015; and
  Average rates paid on total interest-bearing deposits decreased for the three and nine months ended September 30, 2015. However, the Company experienced higher average interest-bearing deposit balances during the first nine months of 2015 over the comparable 2014 period, due to interest-bearing deposits added from the VCB acquisition.  This drove a slight increase in interest expense attributable to the Company's deposit portfolio.

Negative Impacts:

  Decreases in average balances of and average rates earned on total investment securities for the nine months ended September 30, 2015.  However, for the three months ended September 30, 2015, average balances of and average rates earned on total investment securities increased, as compared to the same period in 2014; and
  Private placement of $20.0 million of senior subordinated debt resulting in increases to total average interest-bearing liabilities and related interest expense.

Total interest and dividend income

Total interest and dividend income increased 18.8% and 16.4% for the three and nine months ended September 30, 2015, respectively, as compared to the same periods in 2014. The increase in total interest and dividend income during the three months ended September 30, 2015 was primarily driven by an increase in average loan and investment securities balances and an increase in average investment securities yields, partially offset by a decrease in average loan yields. The increase in total interest and dividend income during the nine months ended September 30, 2015 was primarily driven by an increase in average loan balances, but partially offset by a decrease in average investment securities balances and declines in average investment securities yields.

Loans

Average loan balances increased for the three and nine month periods ended September 30, 2015, as compared to the same periods in 2014, due primarily to the acquisition of VCB loans totaling $101.5 million as of November 14, 2014, net of fair value adjustments, the purchase of $16.8 million in performing one-to-four family residential mortgage loans, consumer loans and government guaranteed loans between June 2015 and September 2015, organic loan growth and the opening of a new loan production office in Chesterfield County, Virginia in the second quarter of 2014. Despite a 2.5% increase in loans during the third quarter of 2015, loan growth came in lower than our expectations. Loan growth in our rural markets, primarily on the consumer side, remains weak while competition for commercial loans, especially in the Richmond and Tidewater markets, has been and we expect will continue to be intense given the historically low rate environment. The Company's average loan balances increased $157.3 million for the three months ended September 30, 2015 and increased $143.3 million for the nine months ended September 30, 2015, as compared to average loan balances for the same periods in 2014. Total average loans were 75.7% of total average interest-earning assets for the three months ended September 30, 2015, compared to 71.9% for the three months ended September 30, 2014. Total average loans were 75.3% of total average interest-earning assets for the nine months ended September 30, 2015, compared to 71.1% for the nine months ended September 30, 2014.

Investment securities

Average investment securities balances increased 1.2% for the three month period ended September 30, 2015, but declined 2.5% for the nine month period ended September 30, 2015, as compared to the same periods in 2014. The overall decline during the first nine months of 2015 was the result of the Company moving towards its long term target of the investment securities portfolio comprising 20% of the Company's total assets, the lack of investment opportunities with acceptable risk-adjusted rates of return and liquidity needs to support our operations and strategic initiatives. The yields on average investment securities increased 14 basis points for the three months ended September 30, 2015, but declined 2 basis points for the nine months ended September 30, 2015, as compared to the same periods in 2014. The increase in yields on average investment securities during the three month period ended September 30, 2015, as compared to the same period in 2014, was driven by higher interest rates and a greater allocation of the investment securities portfolio to higher yielding tax exempt municipal securities.

Interest-bearing deposits

Average total interest-bearing deposit balances increased for the three and nine month periods ended September 30, 2015, as compared to the same periods in 2014, primarily due to the assumption of VCB's interest-bearing deposit liabilities, which totaled $85.6 million as of November 14, 2014, and organic deposit growth that was in part driven by the Company's marketing and advertising initiatives.

Borrowings

Average total borrowings increased for the three and nine month periods ended September 30, 2015, as compared to the same periods in 2014, primarily due to the issuance of $20.0 million in senior subordinated debt in April 2015, the assumption of $8.7 million in short-term FHLB advances as a result of the VCB acquisition and increased repurchase agreement balances related to a significant customer deposit relationship. Additionally, average short-term borrowings increased for the three and nine month periods ended September 30, 2015, as compared to the same periods in 2014, to fund loan growth and other strategic initiatives.

Noninterest Income

The following tables depict the components of noninterest income for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,
(dollars in thousands)	2015	2014	Change $	Change %
Service charges and fees on deposit accounts	$ 745	$ 825	$ (80)	-9.7%
Debit/credit card fees	468	383	85	22.2%
Gain on sale of available for sale securities, net	81	7	74	1057.1%
(Loss) on sale of bank premises and equipment	(11)	-	(11)	-100.0%
Other operating income	441	390	51	13.1%
Total noninterest income	$ 1,724	$ 1,605	$ 119	7.4%

	Nine Months Ended September 30,
(dollars in thousands)	2015	2014	Change $	Change %
Service charges and fees on deposit accounts	$ 2,081	$ 2,484	$ (403)	-16.2%
Debit/credit card fees	1,273	1,070	203	19.0%
Gain on sale of available for sale securities, net	132	496	(364)	-73.4%
(Loss) gain on sale of bank premises and equipment	(38)	5	(43)	-860.0%
Other operating income	1,327	1,081	246	22.8%
Total noninterest income	$ 4,775	$ 5,136	$ (361)	-7.0%

Key changes in the components of noninterest income for both the three and nine months ended September 30, 2015, as compared to the same periods in 2014, are discussed below:

  Service charges and fees on deposit accounts declined due to decreases in service charge and overdraft fees on checking accounts;
  Debit/credit card fees increased primarily due to an increase in debit card fees driven by the acquisition of VCB and a higher utilization rate of debit cards by our customer base;
  Gain on sale of available for sale securities, net increased for the third quarter of 2015 compared to the same period of 2014 primarily as a result of the Company adjusting the composition of the investment securities portfolio as part of the Company's overall asset/liability management strategy.  However, gains decreased during the first nine months of 2015 primarily due to the sale of a portion of its previously impaired agency preferred securities (FNMA & FHLMC) during the first quarter of 2014, and because the Company did not generate comparable gains during 2015;
  (Loss) gain on sale of bank premises and equipment was primarily due to the sale of our former Heathsville branch building as operations were relocated to a new facility, with no similar losses occurring during 2014; and
  Other operating income increased primarily due to higher earnings from the Bank's subsidiaries, its investment in Bankers Insurance, LLC and bank owned life insurance policies, partially offset by higher losses from the Bank's investments in Housing Equity Funds.  Additionally, other operating income includes earnings from the Bank's investments in Southern Trust Mortgage, LLC and Bankers Title, LLC.

Noninterest Expense

The following tables depict the components of noninterest expense for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,
(dollars in thousands)	2015	2014	Change $	Change %
Salaries and employee benefits	$ 5,394	$ 4,652	$ 742	16.0%
Occupancy and equipment expenses	1,396	1,286	110	8.6%
FDIC expense	196	121	75	62.0%
Collection, repossession and other real estate owned	209	49	160	326.5%
(Gain) loss on sale of other real estate owned	(8)	51	(59)	-115.7%
Other operating expenses	2,330	2,469	(139)	-5.6%
Total noninterest expenses	$ 9,517	$ 8,628	$ 889	10.3%

	Nine Months Ended September 30,
(dollars in thousands)	2015	2014	Change $	Change %
Salaries and employee benefits	$ 16,507	$ 13,986	$ 2,521	18.0%
Occupancy and equipment expenses	4,309	3,872	437	11.3%
FDIC expense	622	758	(136)	-17.9%
Collection, repossession and other real estate owned	424	205	219	106.8%
Loss on sale of other real estate owned	18	66	(48)	-72.7%
Impairment losses on other real estate owned	5	11	(6)	-54.5%
Other operating expenses	7,798	6,427	1,371	21.3%
Total noninterest expenses	$ 29,683	$ 25,325	$ 4,358	17.2%

Key changes in the components of noninterest expense for both the three and nine months ended September 30, 2015, as compared to the same periods in 2014, are discussed below:

  Salaries and employee benefits increased primarily due to the increased staff levels and support positions associated with the addition of three branches through the acquisition of VCB.  Additionally, salaries and employee benefits were higher in 2015 due to annual merit salary increases, increased restricted stock compensation expense, increased bonuses, commissions and other incentive compensation and valuation adjustments related to pension plan liabilities, partially offset by an increase in deferred compensation on loan originations;
  Occupancy and equipment expenses increased primarily due to depreciation expense associated with certain acquired VCB assets and increased rent, building repairs and maintenance and real estate tax expenses related to the acquired VCB branch locations;
  FDIC expense decreased for the nine month period but increased for the three month period ended September 30, 2015.  For the nine month period, FDIC expense decreased due to lower base insurance assessment rates resulting from the improvement in the Bank's overall composite rating in connection with the termination of the MOU in March 2014.  FDIC expense was higher during the third quarter of 2015, as compared to the same period in 2014, because the Bank did not pay FDIC assessments on assets acquired from VCB until the first quarter of 2015 and due to the corresponding timing of lower base insurance assessment rates that favorably affected FDIC expense in the third quarter of 2014;
  Collection, repossession and other real estate owned expenses increased due to increases in average carrying balances of and costs associated with other real estate owned and classified assets; and
  Other operating expenses increased for the nine month period but decreased for the three month period ended September 30, 2015.  Significant increases in the nine month period ending September 30, 2015 included elevated costs associated with outsourcing of the Bank's core information technology processing, franchise taxes, education and training, core deposit intangible amortization expense and marketing and advertising expenses.  Marketing and advertising expenses were higher due to the timing of campaigns and costs associated with the acquisition of VCB and other marketing and advertising initiatives.  Similar increases also occurred in the three month period, but were offset by a substantial reduction in legal and consultant fees, as approximately $550 thousand in costs related to the VCB acquisition were incurred in the third quarter of 2014 that were not repeated in 2015.  Additionally, consultant fees increased for the nine month period ending September 30, 2015 due to the Company's engagement of an independent consultant to conduct a comprehensive assessment of its operations.

Balance Sheet and Asset Quality

Balance Sheet

Key balance sheet components as of September 30, 2015 and December 31, 2014 are as follows:

	September 30,	December 31,
(dollars in thousands)	2015	2014	Change $	Change %
Total assets	$ 1,242,387	$ 1,181,972	$ 60,415	5.1%
Securities available for sale, at fair value	229,608	214,011	15,597	7.3%
Securities held to maturity, at carrying value	29,964	32,163	(2,199)	-6.8%
Total loans	861,393	820,569	40,824	5.0%
Total deposits	974,801	939,254	35,547	3.8%
Total borrowings	135,225	102,013	33,212	32.6%
Total shareholders' equity	124,943	134,274	(9,331)	-6.9%

Key balance sheet components as of September 30, 2015 and 2014 are as follows:

	September 30,	September 30,
(dollars in thousands)	2015	2014	Change $	Change %
Total assets	$ 1,242,387	$ 1,052,756	$ 189,631	18.0%
Securities available for sale, at fair value	229,608	218,637	10,971	5.0%
Securities held to maturity, at carrying value	29,964	33,333	(3,369)	-10.1%
Total loans	861,393	706,390	155,003	21.9%
Total deposits	974,801	821,472	153,329	18.7%
Total borrowings	135,225	90,385	44,840	49.6%
Total shareholders' equity	124,943	137,787	(12,844)	-9.3%

Asset Quality

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three and nine months ended September 30, 2015 and 2014.

	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands)	2015	2014	2015	2014
Net charge-offs	$ 349	$ 477	$ 1,083	$ 876
Net charge-offs to average loans	0.16%	0.27%	0.17%	0.17%

The following table depicts the level of the allowance for loan losses as of the dates presented.

	September 30,	December 31,	September 30,
(dollars in thousands)	2015	2014	2014
Allowance for loan losses	$ 11,938	$ 13,021	$ 14,141
Allowance for loan losses to period end loans	1.39%	1.59%	2.00%
Allowance for loan losses to nonaccrual loans	203.85%	196.63%	134.23%
Allowance for loan losses to nonperforming loans	171.48%	195.07%	134.23%

The following table depicts the level of nonperforming assets as of the dates presented.

	September 30,	December 31,	September 30,
(dollars in thousands)	2015	2014	2014
Nonaccrual loans	$ 5,856	$ 6,622	$ 10,535
Loans past due 90 days and accruing interest	1,105	53	-
Total nonperforming loans	$ 6,961	$ 6,675	$ 10,535
Other real estate owned ("OREO")	233	1,838	485
Total nonperforming assets	$ 7,194	$ 8,513	$ 11,020

Nonperforming assets to total loans and OREO	0.83%	1.04%	1.56%

The following tables present the change in the balances of OREO and nonaccrual loans for the nine months ended September 30, 2015.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2014	$ 1,838	Balance at December 31, 2014	$ 6,622
Transfers from loans	1,249	Loans returned to accrual status	(4,360)
Capitalized costs	1	Net principal curtailments	(1,866)
Sales proceeds	(2,832)	Charge-offs	(1,090)
Impairment losses on valuation adjustments	(5)	Loan collateral moved to OREO	(1,249)
Loss on disposition	(18)	Loans placed on nonaccrual during period	7,799
Balance at September 30, 2015	$ 233	Balance at September 30, 2015	$ 5,856

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs as of the dates presented.

	September 30,	December 31,	September 30,
(dollars in thousands)	2015	2014	2014
Performing TDRs	$ 15,426	$ 15,223	$ 16,004
Nonperforming TDRs*	1,186	3,438	3,965
Total TDRs	$ 16,612	$ 18,661	$ 19,969

* Included in nonaccrual loans.

Forward Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended. In addition, certain statements may be contained in the Company's future filings with the Securities and Exchange Commission (the "SEC"), in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Exchange Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, income or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company's asset portfolio, future changes to the Bank's branch network and the payment of dividends; (iii) statements of future financial performance and economic conditions; (iv) statements regarding the adequacy of the allowance for loan losses; (v) statements regarding the effect of future sales of investment securities or foreclosed properties; (vi) statements regarding the Company's liquidity; (vii) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; (viii) statements regarding future asset quality, including expected levels of charge-offs; (ix) statements regarding potential changes to laws, regulations or administrative guidance; (x) statements regarding strategic initiatives of the Company or the Bank and the results of these initiatives; and (xi) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  factors that adversely affect the Company's and the Bank's strategic and business initiatives, including, without limitation, changes in the economic or business conditions in the Company's markets;
  the Company's ability and efforts to assess, manage and improve its asset quality;
  the strength of the economy in the Company's target market area, as well as general economic, market, political, or business factors;
  changes in the quality or composition of the Company's loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers;
  concentrations in segments of the loan portfolio or declines in real estate values in the Company's markets;
  the effects of the Company's adjustments to the composition of its investment portfolio;
  the strength of the Company's counterparties;
  an insufficient allowance for loan losses;
  the Company's ability to meet the capital requirements of its regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies, the implementation of the Basel III capital framework and for calculating risk-weighted assets;
  changes in the interest rates affecting the Company's deposits and loans;
  the loss of any of the Company's key employees;
  failure, interruption or breach of any of the Company's communication or information systems, including those provided by external vendors;
  the Company's potential growth, including its entrance or expansion into new markets, the opportunities that may be presented to and pursued by it and the need for sufficient capital to support that growth;
  future mergers or acquisitions, if any;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  the Company's ability to maintain internal control over financial reporting;
  the Company's ability to realize its deferred tax assets, including in the event the Company experiences an ownership change as defined by section 382 of the code;
  the Company's ability to raise capital as needed by its business;
  the Company's reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, and federal funds lines of credit from correspondent banks to meet its liquidity needs; and
  other circumstances, many of which are beyond the Company's control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the SEC.

Selected Financial Information
(dollars in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
Statements of Income	2015	2014	2015	2014
Interest and dividend income	$ 11,984	$ 10,084	$ 35,684	$ 30,657
Interest expense	1,484	1,121	4,004	3,343
Net interest income	10,500	8,963	31,680	27,314
Provision for loan losses	-	-	-	250
Net interest income after provision for loan losses	10,500	8,963	31,680	27,064

Service charges and fees on deposit accounts	745	825	2,081	2,484
Other operating income	441	390	1,327	1,081
Debit/credit card fees	468	383	1,273	1,070
Gain on sale of available for sale securities, net	81	7	132	496
(Loss) gain on sale of bank premises and equipment	(11)	-	(38)	5
Noninterest income	1,724	1,605	4,775	5,136

Salaries and employee benefits	5,394	4,652	16,507	13,986
Occupancy and equipment expenses	1,396	1,286	4,309	3,872
FDIC expense	196	121	622	758
Collection, repossession and other real estate owned	209	49	424	205
(Gain) loss on sale of other real estate owned	(8)	51	18	66
Impairment losses on other real estate owned	-	-	5	11
Other operating expenses	2,330	2,469	7,798	6,427
Noninterest expenses	9,517	8,628	29,683	25,325

Income before income taxes	2,707	1,940	6,772	6,875
Income tax expense	697	658	1,646	1,942
Net income	$ 2,010	$ 1,282	$ 5,126	$ 4,933
Less: Effective dividend on preferred stock	-	540	386	1,599
Net income available to common shareholders	$ 2,010	$ 742	$ 4,740	$ 3,334
Net income per common share: basic and diluted	$ 0.11	$ 0.04	$ 0.26	$ 0.19

Selected Ratios
Return on average assets (annualized)	0.65%	0.28%	0.53%	0.42%
Return on average common shareholders' equity (annualized)	7.80%	3.12%	6.25%	4.80%
Net interest margin (tax equivalent basis)	3.73%	3.70%	3.89%	3.82%
Period End Balances
Investment securities	$ 267,833	$ 259,096	$ 267,833	$ 259,096
Loans, net of unearned income	861,393	706,390	861,393	706,390
Total assets	1,242,387	1,052,756	1,242,387	1,052,756
Total deposits	974,801	821,472	974,801	821,472
Total borrowings	135,225	90,385	135,225	90,385
Total shareholders' equity	124,943	137,787	124,943	137,787
Book value per common share	8.02	7.81	8.02	7.81
Average Balances
Investment securities	$ 267,242	$ 264,101	$ 264,912	$ 271,823
Loans, net of unearned income	853,421	696,130	829,976	686,643
Total earning assets	1,127,658	968,367	1,101,991	965,464
Total assets	1,229,963	1,051,691	1,203,309	1,049,305
Total deposits	957,715	822,159	950,339	821,585
Total borrowings	140,591	85,957	117,261	84,974
Total shareholders' equity	123,826	139,826	128,582	138,391
Asset Quality at Period End
Allowance for loan losses	$ 11,938	$ 14,141	$ 11,938	$ 14,141
Nonperforming assets	7,194	11,020	7,194	11,020
Net charge-offs	349	477	1,083	876
Net charge-offs to average loans	0.16%	0.27%	0.17%	0.17%
Allowance for loan losses to period end loans	1.39%	2.00%	1.39%	2.00%
Allowance for loan losses to nonaccrual loans	203.85%	134.23%	203.85%	134.23%
Allowance for loan losses to nonperforming loans	171.48%	134.23%	171.48%	134.23%
Nonperforming assets to total assets	0.58%	1.05%	0.58%	1.05%
Nonperforming assets to total loans and other real estate owned	0.83%	1.56%	0.83%	1.56%
Other Information
Number of shares outstanding - period end	13,029,550	11,868,367	13,029,550	11,868,367
Average shares outstanding - basic	13,029,550	11,868,301	13,013,005	11,864,366
Average shares outstanding - diluted	18,269,742	17,108,493	18,253,197	17,104,558

Contact: Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047